UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Qumu Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, Minnesota 55403
(612) 638-9100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 11, 2017

TO THE SHAREHOLDERS OF
QUMU CORPORATION:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Qumu Corporation, a Minnesota corporation, will be held on Thursday, May 11, 2017, at 10:30 a.m. (Minneapolis, Minnesota time) for the following purposes:

1.	To elect seven (7) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified;

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

3.	To approve, on a non-binding basis, the frequency of future executive compensation advisory votes; and

4.	To ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Qumu Corporation for the year ending December 31, 2017.
The 2017 Annual Meeting of Shareholders will be a virtual meeting of shareholders. You may attend the online meeting and vote your shares electronically during the meeting via the Internet by visiting: www.virtualshareholdermeeting.com/QUMU2017. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.
Only holders of record of Qumu Corporation’s common stock at the close of business on March 31, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
All shareholders are invited to attend the Annual Meeting. Whether or not you plan to attend the online meeting, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card as soon as possible.

By Order of the Board of Directors,

Vern Hanzlik
President and Chief Executive Officer
April 12, 2017

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED IN THE PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2017 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 11, 2017

We are making our proxy materials available electronically via the Internet. You may access the following proxy materials at www.qumu.com by following the link for “Investors” and then “Annual Meeting Materials”:

—	Notice of 2017 Annual Meeting of Shareholders to be held on Thursday, May 11, 2017;

—	Proxy Statement for 2017 Annual Meeting of Shareholders to be held on Thursday, May 11, 2017; and

—	Annual Report on Form 10-K for the year ended December 31, 2016.
These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

i

ii

Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, Minnesota 55403
(612) 638-9100

PROXY STATEMENT

Solicitation of Proxies
The accompanying proxy is solicited on behalf of the Board of Directors of Qumu Corporation (“we” or “Qumu”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 11, 2017, at 10:30 a.m. (Minneapolis, Minnesota time) at any postponements or adjournments thereof (the “Annual Meeting”). The mailing of this proxy statement to our shareholders commenced on or about April 12, 2017. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and to provide related advice and informational support for a service fee and reimbursement of customary disbursements that are not expected to exceed $3,000 in the aggregate.
Cost and Method of Solicitation
This solicitation of proxies to be voted at the Annual Meeting is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.
Voting
The total number of shares outstanding and entitled to vote at the Annual Meeting as of March 31, 2017 consisted of 9,284,114 shares of common stock, $0.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on March 31, 2017 will be entitled to vote at the Annual Meeting.
All shareholders are cordially invited to attend the Annual Meeting. However, even if you currently plan to attend the online Annual Meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later do not attend the online Annual Meeting. If you are a shareholder of record and you have given your proxy, you may still vote electronically if you attend the online Annual Meeting. The Internet address to attend and vote at the Annual Meeting is www.virtualshareholdermeeting.com/QUMU2017. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote electronically at the Annual Meeting, you must obtain a signed proxy from the broker, bank or other nominee giving you the right to vote such shares during the Annual Meeting.
Differences Between Shareholder of Record and Beneficial Owners
You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent.
You are a beneficial owner if at the close of business on the record date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to only one of the proposals being presented to shareholders at the Annual Meeting.

Record holders should review the additional information below under “Casting Your Vote as a Record Holder.”
Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”
Quorum and Voting Requirements
A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present before action may be taken at the Annual Meeting. A shareholder is counted as present at the Annual Meeting if the shareholder attends the online Annual Meeting and votes at the Annual Meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.
Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.
The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2.
You may vote “1 YEAR,” “2 YEAR,” “3 YEAR” or “ABSTAIN” on Proposal 3: Advisory Vote on the Frequency of Future Named Executive Officer Compensation Votes. The option of every year, every two years or every three years that receives a plurality of the votes cast at the Annual Meeting by shareholders voting on Proposal 3 will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.
The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 4: Ratification of Independent Registered Pubic Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 4.
Abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you abstain from voting on Proposals 2, 3 or 4, it has the same effect as a vote against that proposal. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals 1 and 3) or the approval of a majority of the votes present and entitled to vote (Proposals 2 and 4).
So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.
Casting Your Vote as a Record Holder
If you are the shareholder of record and you do not vote by proxy card, by telephone, via the Internet or electronically at the Annual Meeting, your shares will not be voted at the Annual Meeting. If you are a record holder and you vote your shares, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy without voting instructions, your shares will be voted “FOR” each director nominee identified in Proposal 1, “FOR” Proposal 2, “1 YEAR” for Proposal 3 and “FOR” Proposal 4.
Casting Your Vote as a Street Name Holder
If you are a street name holder and you do not vote by proxy card, by telephone, via the Internet or electronically at the Annual Meeting, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Your broker is entitled to vote in its discretion on Proposal 4: Ratification of Independent Registered Public Accounting Firm.
If you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote.” Brokers and nominees do not have discretionary authority to vote on any proposal except Proposal 4: Ratification of Independent Registered Public Accounting Firm.
As a result, if you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, no votes will be cast on your behalf on Proposal 1: Election of Directors, Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation or Proposal 3: Advisory Vote on the Frequency of Future Named Executive Officer Compensation Votes.
Make your vote count! Instruct your broker how to cast your vote!
Because of these broker voting rules, all street name holders are urged to provide instructions to their brokers or nominees on how to vote their shares at the Annual Meeting.
Revoking a Proxy
You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Secretary of Qumu Corporation;

•	Submitting a properly signed proxy card with a later date;

•	If you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility; or

•	Voting electronically at the Annual Meeting.
All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 510 1st Avenue North, Suite 305, Minneapolis, Minnesota 55403, and our telephone number is (612) 638-9100.
Annual Meeting and Special Meetings; Bylaw Amendments
This 2017 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our President, Treasurer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2018 Annual Meeting.”
Our bylaws may be amended or altered by a vote of the majority of the whole Board at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board. Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT
The following table sets forth certain information as of March 31, 2017 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
Ariel Investments, LLC (6) 200 E. Randolph Dr., Suite 2900 Chicago, IL 60601	1,022,570	11.0%
Palogic Value Management, L.P. (2) 5310 Harvest Road, Suite 110 Dallas, TX 75230	909,100	9.8%
Renaissance Technologies LLC (3) 800 Third Avenue New York, NY 10022	635,359	6.8%
Harbert Discovery Fund LP (4) 2100 Third Avenue North, Suite 600 Birmingham, AL 35203	570,962	6.2%
Dolphin Limited Partnership III, L.P. (5) 1117 East Putnam Avenue One Hundred and Fifty Riverside, CT 06878	560,500	6.0%
Vern Hanzlik (7)(8)	289,953	3.1%
Robert F. Olson (7)(9)	89,405	*
Daniel R. Fishback (7)(10)	41,560	*
Thomas F. Madison (7)(11)	132,185	1.4%
Kimberly K. Nelson (7)	46,560	*
Donald T. Netter (5)(7)(12)	580,500	6.3%
Justin A. Orlando (7)	38,060	*
Peter J. Goepfrich (8)(13)	113,050	1.2%
All current executive officers and directors as a group (8 persons)	1,331,273	14.3%
*    Less than one percent

(1)
Includes the following number of shares that could be acquired within 60 days of March 31, 2017 upon the exercise of stock options: Mr. Hanzlik, 165,000 shares; Mr. Olson, no shares; Mr. Fishback, no shares; Mr. Madison, 19,500 shares; Ms. Nelson, no shares; Mr. Netter, no shares; Mr. Orlando, no shares; Mr. Goepfrich, 75,000 shares; and all current directors and executive officers as a group, 259,500 shares.

Also includes the following number of shares that could be acquired within 60 days of March 31, 2017 upon settlement of restricted stock units previously granted to non-employee directors: Mr. Olson, 20,000 shares; Mr. Fishback, 20,000 shares; Mr. Madison, 20,000 shares; Ms. Nelson, 20,000 shares; Mr. Netter, 20,000 shares; Mr. Orlando, 20,000 shares; and all non-employee directors as a group, 120,000 shares.

(2)
Based on a Schedule 13G filed on March 10, 2017 in which the reporting persons indicate that Palogic Value Management, L.P. has shared voting and dispositive power over 909,100 shares as of March 9, 2017.

(3)
Based on an Amendment No. 3 to Schedule 13G filed on February 14, 2017 in which Renaissance Technologies LLC reports sole voting and dispositive power over 627,250 shares and shared dispositive power over 8,109 shares as of December 30, 2016. Renaissance Technologies Holdings Corporation is the majority owner of Renaissance Technologies LLC.

(4)
Based on a Schedule 13D filed on April 3, 2017 by the following reporting persons: (i) Harbert Discovery Fund, LP (the “Harbert Fund”), (ii) Harbert Discovery Fund GP, LLC (the “Fund GP”), (iii) Harbert Fund Advisors, Inc. (“HFA”), (iv) Harbert Management Corporation (“HMC”), (v) Jack Bryant, (vi) Kenan Lucas, and (vii) Raymond Harbert. The reporting persons disclose that Jack Bryant and Kenan Lucas are directors and co-portfolio managers of the Fund GP, which serves as general partner of the Harbert Fund. Raymond Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, the managing member of the Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Harbert Fund with certain operational and administrative services. The reporting persons report that they have shared voting and dispositive power over the shares indicated above as of March 24, 2017.

(5)
Based on an Amendment No. 3 to Schedule 13D filed on July 22, 2015 by Dolphin Limited Partnership III, L.P. (“Dolphin III”), Dolphin Associates III, LLC, Dolphin Holdings Corp. III (“Dolphin Holdings III”), and Donald T. Netter in which the reporting persons report that Dolphin III holds the shares indicated above as of July 20, 2015. Dolphin III is controlled by Dolphin Associates III, LLC, which is in turn controlled by Dolphin Holdings III. Mr. Netter serves as Senior Managing Director of Dolphin Holdings III. In the Schedule 13D, each reporting person specifically disclaims beneficial ownership of the shares reported therein that he or it does not directly own, except to the extent of his or its pecuniary interest therein.

(6)
Based on an Amendment No. 6 to Schedule 13G filed on March 10, 2017 in which Ariel Investments, LLC reports sole voting power over 478,702 shares and sole dispositive power over 1,022,570 shares as of February 28, 2017.

(7)	Currently serves as our director and nominee for election as a director.

(8)	Named executive officer.

(9)	Includes 47,845 shares held by the Robert F. Olson Revocable Trust of which Mr. Olson and his spouse are trustees.

(10)	Includes 21,650 shares held by the Fishback Family Revocable Trust, of which Mr. Fishback is a trustee.

(11)
Includes 78,060 shares held by the Thomas F. Madison Revocable Trust, of which Mr. Madison is a trustee and includes 14,625 shares held in nine trust accounts established for the benefit of Mr. Madison’s nine grandchildren and of which Mr. Madison is sole trustee.

(12)
Includes shares held by Dolphin III (see footnote 5 for a description of the relationship between Mr. Netter and Dolphin III). Mr. Netter specifically disclaims beneficial ownership of the shares held by Dolphin III, except to the extent of his pecuniary interest therein.

(13)	Includes 13,050 shares held by Rebecca Braun Revocable Trust of which Mr. Goepfrich and his spouse are trustees.

PROPOSAL 1:
ELECTION OF DIRECTORS
Seven directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Pursuant to our bylaws, we have set the number of directors at seven. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors has nominated for election the seven persons named below. Each nominee is currently a director of Qumu. All nominees were elected by the shareholders at our 2016 Annual Meeting of Shareholders.
Voting of Proxies
Unless otherwise directed, the persons named in the accompanying proxy card will vote the proxies held by them in favor of the nominees named below as directors. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.
We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers, except that the wife of Mr. Netter is the first cousin of Mr. Orlando.
Information Regarding Nominees
The process undertaken by the Governance Committee in recommending qualified director candidates is described below under “Corporate Governance – Director Nominations” on page 11 of this proxy statement. In recommending the following nominees, the Governance Committee found that all of our directors contribute to the Board’s effectiveness through their wealth of business experience, high quality backgrounds including demonstrated personal and professional ethics and integrity, commitment to Qumu and the work of the Board, and diversity of talent and experience. Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Qumu at this time:
Vern Hanzlik, age 59, was promoted to Chief Executive Officer and was elected as a director on October 19, 2015. Prior to becoming our Chief Executive Officer, Mr. Hanzlik served as President since December 12, 2014 and as Executive Vice President since March 13, 2014. Mr. Hanzlik joined us in November 2012 as a Senior Vice President and as General Manager, Qumu.  From February 2011 to November 2012, Mr. Hanzlik was President, EMEA and member of the Board of TEAM Informatics, a global enterprise solutions and technology company. From December 2006 to February 2010, Mr. Hanzlik was the Chief Marketing Officer of Sajan, Inc., a privately held company, and from February 2010 until January 2011, also served as the Chief Marketing Officer of Sajan’s successor company by merger, publicly-held Sajan, Inc. (OTC: SAJA), a provider of global language translation services, software localization and cloud-based translation management software. Mr. Hanzlik also served as President of Sajan Software Ltd., a subsidiary of Sajan, from June 2009 to January 2011. Mr. Hanzlik was a co-founder of Stellent, Inc., which was a publicly-held provider of content and document management software and services located in Eden Prairie, Minnesota, until it was acquired by Oracle Corporation in 2006. While with Stellent, Inc., he most recently served as Executive Vice President of Compliance and Strategic Alliances from January 2004 to February 2006. Additionally, Mr. Hanzlik served as Stellent’s President and Chief Executive Officer and as a director of Stellent from 2001 to 2003. Mr. Hanzlik served as a director of pre-merger Sajan, Inc. from April 2006 to February 2010 and as a director of post-merger Sajan, Inc. from February 2010 to January 2011.
Mr. Hanzlik’s role as our Chief Executive Officer gives him unique insights as a director into our challenges, opportunities and operations, as well as helps ensure a strong alignment between the board’s directives and management’s execution of these directives. Mr. Hanzlik has demonstrated executive leadership abilities, as well as a strong background in creating, communicating, executing and sustaining strategic initiatives in the software industry.

Robert F. Olson, age 60, has been a director of Qumu since January 7, 2012. Since February 2010, Mr. Olson has owned and operated a winery in California. From December 2008 until its sale in July 2012, Mr. Olson was the Chairman and primary investor in Swift Knowledge, LLC, a business analytics software company focused on the banking and finance markets. In 1991, Mr. Olson founded Stellent, Inc., an enterprise content management software company that was publicly-traded until it was sold to Oracle Corporation in 2006. Mr. Olson served as Stellent’s Chief Executive Officer from October 2000 to July 2001 and as its President and Chief Executive Officer from 1990 to October 2000 and from April 2003 until it was sold.
Mr. Olson’s previous work experience, particularly as the Chief Executive Officer of Stellent, Inc., contributes to the Board’s understanding of the development and management of growing technology companies, particularly as we continue to expand into growing areas of technology.
Daniel R. Fishback, age 55, was appointed as a director of Qumu on December 11, 2013. From 2001 to 2013, Mr. Fishback was the President and Chief Executive Officer of DemandTec, Inc., a provider of a cloud-based collaborative optimization network for retailers and consumer products companies. DemandTec was acquired in 2012 by International Business Machines Corporation (NYSE: IBM). From January 2000 to March 2001, Mr. Fishback served as Vice President of Channels for Ariba, Inc., a provider of solutions to help companies manage their corporate spending. On January 30, 2017, Mr. Fishback joined the board of directors of Teradata Corp. (NYSE: TDC). He also currently serves on the board of directors for private companies Conversica Inc., User Zoom Inc., Prevedère, Inc., Saama Technology and Moogsoft, Inc., as well as the non-profit foundation DemandHope. Mr. Fishback previously served on the board of directors of SPS Commerce, Inc. (Nasdaq: SPSC), a software company providing cloud-based on-demand supply chain management solutions, from March 2011 to May 2012.
Mr. Fishback brings to the Board strong leadership skills developed as an executive of several companies in the software industry and in-depth knowledge of the software industry. Mr. Fishback is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.
Thomas F. Madison, age 81, was appointed as a director of Qumu in 2001. Mr. Madison has served on the board of directors of Digital River, Inc. from 1996 to 2015 and served as its Interim Chief Executive Officer from November 1, 2012 to February 28, 2013. Since January 1993, Mr. Madison has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. In 1994 and 1995, he was the Vice Chairman and Chief Executive Officer of Minnesota Mutual Life Insurance Company. From 1989 to 1993, Mr. Madison was the President of US West Communications – Markets. He was also the President and Chief Executive Officer of Northwestern Bell from 1985 to 1989. He recently rejoined the Board of Trustees of the University of St. Thomas, previously serving from 1981 until 1992. Mr. Madison also served as a director of Valmont Industries, Inc. (NYSE: VMI) from 1987 until his retirement in May 2010; as a director of CenterPoint Energy, Inc. from 2003 until his retirement in May 2011; and as a trustee on the board of trustees of Delaware Group Adviser Funds from May 1997 until his retirement in August 2011.
Mr. Madison’s extensive service as a director for public companies over the last twenty years, including serving as a lead director, committee chair and committee member, allows him to bring to our Board significant experience in public company governance and effective Board practices. Mr. Madison is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.
Kimberly K. Nelson, age 49, has been a director of Qumu since March 26, 2012. Ms. Nelson has served as the Executive Vice President and Chief Financial Officer of SPS Commerce, Inc. (Nasdaq: SPSC) since November 2007. Prior to joining SPS Commerce, Ms. Nelson served as the Finance Director, Investor Relations for Amazon.com, Inc. (Nasdaq: AMZN) from June 2005 through November 2007. From April 2003 until June 2005, she served as the Finance Director, Worldwide Application for Amazon.com’s Technology group. Ms. Nelson also served as Amazon.com’s Finance Director, Financial Planning and Analysis from December 2000 until April 2003.
Ms. Nelson’s qualifications to serve on our board include her management and leadership team experience in publicly-held technology companies SPS Commerce and Amazon.com.  In particular, Ms. Nelson brings to the Board business experience in the software-as-a-service model.  Ms. Nelson is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Donald T. Netter, age 55, has been a director of Qumu since July 22, 2015. Mr. Netter has over 30 years of professional investment experience and, starting in 1994, has been founder and Senior Managing Director of the Managing Member of the General Partner of Dolphin Limited Partnership I, L.P., Dolphin Limited Partnership II, L.P., Dolphin Limited Partnership III, L.P., and Dolphin Financial Partners, L.L.C. (collectively, “Dolphin”). Dolphin has been dedicated to domestic and international merger arbitrage as well as investments involving filing positions on companies believed to be undervalued and where it can advance active approaches to managements and boards. Mr. Netter has served on several other public company boards, has been involved with leveraged transactions with public and private companies, the disposition of corporate subsidiaries, many debt and equity financings as well as having been a senior financial and investment officer of two public companies. From 2001 to 2008, Mr. Netter served on the Executive Council of Rockefeller University, New York.
Mr. Netter provides to the Board and the Company extensive equity and debt capital markets, mergers and acquisitions, and public board experience as well as the perspective of a large shareholder through Dolphin’s holdings in the Company.
Justin A. Orlando, age 46, has been a director of Qumu since March 18, 2013. Mr. Orlando is a managing director of Saja Capital Management, LLC, a private investment firm focused on the restaurant and hospitality industry, where he has worked since 2013. From 2002 to 2013, Mr. Orlando was a managing director of Dolphin Limited Partnerships, a private investment management firm focused on investing in undervalued public companies across a diverse set of industries. Previously, from 1999 to 2002, Mr. Orlando was a member of the healthcare investment banking group of Merrill Lynch, Pierce, Fenner & Smith Incorporated where he was involved in advisory work, financings, and control transactions. From 1996 to 1999, Mr. Orlando practiced corporate law with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, focusing on mergers and acquisitions and corporate finance transactions. From May 2009 to December 2014, Mr. Orlando served on the Board of Directors of Multimedia Games Holding Company, Inc. (Nasdaq: MGAM), a developer and distributor of gaming technology. Mr. Orlando is also Chairman of the Board of the New York Theatre Ballet. Mr. Orlando received a B.A. in history from the University of Chicago and a Juris Doctor degree from the Columbia University School of Law.
Mr. Orlando brings to the Board a deep level of investing, legal, financial and capital markets experience, as well as contributes to the Board through his understanding of investor relations and shareholder matters. Mr. Orlando is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.
Voting Required
Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast by holders present and entitled to vote on the election of directors at a meeting at which a quorum is present. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. However, in an uncontested election (where, as at the Annual Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for directors who receives more votes “withheld” from his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. Votes withheld from a nominee’s election do not include broker non-votes. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation as described above will not participate in the Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer. Proxies will be voted in favor of each nominee unless otherwise indicated.
The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee
Identified in Proposal 1
_________________________________

CORPORATE GOVERNANCE
Board Independence
The Governance Committee undertook a review of director independence in February 2017 as to all seven directors then serving. As part of that process, the Governance Committee reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Qumu, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Governance Committee recommended and the Board of Directors affirmatively determined that each director is independent according to the “independence” definition of the Nasdaq Listing Rules, with the exception of Mr. Hanzlik. Mr. Hanzlik is not independent under the Nasdaq Listing Rules because he was employed by, and served as an executive officer of, Qumu in 2016.
Committees of the Board of Directors and Committee Independence
The Board of Directors has established a Compensation Committee, an Audit Committee and a Governance Committee. The composition and function of these committees are set forth below.
Compensation Committee. The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers of our company. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers. The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives, and implements the evaluation process for the Chief Executive Officer that is established by the Governance Committee. The Compensation Committee also administers our 2007 Second Amended and Restated Stock Incentive Plan (the “2007 Plan”). In connection with its review of compensation of executive officers or any form of incentive or performance-based compensation, the Compensation Committee will also review and discuss risks arising from our compensation policies and practices.
The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market and Rule 10C-1 of the Securities Exchange Act of 1934, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to the Corporate Governance page of the Investors section of our website: www.qumu.com/company/investor-relations/corporate-governance.
The members of the Compensation Committee during 2016 were Daniel R. Fishback (chair), Donald T. Netter, Robert F. Olson and Justin A. Orlando. During 2016, the Compensation Committee met six times. A report of the Compensation Committee is set forth below.
Governance Committee. The Governance Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of our company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer. The Governance Committee is also responsible for the leadership structure of our board, including the composition of the Board and its committees, and an annual review of the position of chairman of the Board. As part of its annual review, the Governance Committee is responsible for identifying individuals qualified to serve as Chairman and making recommendation to the Board of Directors for any changes in such position. The Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.
The charter of the Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Governance Committee meets these requirements. A copy of the current charter of the Governance Committee is available by following the link to the Corporate Governance page of the Investors section of our website:

www.qumu.com/company/investor-relations/corporate-governance. A copy of our current Governance Guidelines is also available in this same section. The members of the Governance Committee in 2016 were Thomas F. Madison (Chair), Kimberly K. Nelson, Donald T. Netter and Robert F. Olson. During 2016, the Governance Committee met two times.
Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.
The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to the Corporate Governance page of the Investors section of our website: www.qumu.com/company/investor-relations/corporate-governance. The members of the Audit Committee during 2016 were Kimberly K. Nelson (Chair), Daniel R. Fishback, Thomas F. Madison and Justin A. Orlando. During 2016, the Audit Committee met ten times, including six times in executive session without management present.
The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Governance Committee and Board of Directors have reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, upon recommendation of the Governance Committee, the Board of Directors has determined that each of the Audit Committee members, Ms. Nelson and Messrs. Fishback, Madison and Orlando, meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.
Board Leadership Structure
Currently, the leadership structure of Qumu’s Board consists of a non-executive chairman of the Board, currently Robert F. Olson, and three standing committees that are each led by a separate chair and consist of only directors that meet the independence requirement under the Nasdaq Listing Rules and the other similar requirements applicable to that committee. The Chief Executive Officer is a director, but does not serve as chairman and does not serve on any committee.
The Governance Committee believes that the current Board leadership structure is appropriate for Qumu at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management.
Board’s Role in Risk Oversight
Qumu faces a number of risks, including financial, technological, operational, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.
Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and through the three standing committees of the Board, the Audit Committee, the Compensation Committee and the Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

The Board and the three committees receive information used in fulfilling their oversight responsibilities through Qumu’s executive officers and its advisors, including our legal counsel, our independent registered public accounting firm, our consulting firm for internal controls over financial reporting, and the compensation consultants we have engaged from time to time. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, annual budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.
Director Nominations
The Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.14 of our bylaws as described in this Director Nominations section under “Shareholder Proposals for Nominees.” The Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors. Our Governance Guidelines provides that the Board should generally have between six and nine directors. The Governance Committee believes that the current seven person Board of Directors is currently appropriate for Qumu in that it allows the Board to have a diversity of talent and experience to draw upon and allows the Board to appropriately staff the committees of the Board and engage the directors in Board and committee service. If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.
Criteria for Nomination to the Board; Diversity Considerations. The Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board of Directors, as the Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Qumu and the Board of Directors. The Governance Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•
Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct our affairs and our business;

•
Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees;

•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education; and

•	Diversity, in terms of knowledge, experience, skills, expertise, and other characteristics.
In considering candidates for the Board, including the nominees for election at the Annual Meeting, the Governance Committee considers the entirety of each candidate’s credentials with reference to these standards. The Governance Committee also considers such other relevant factors as it deems appropriate.
While the Governance Committee does not have a formal policy with respect to diversity, the Governance Committee does believe it is important that the Board represent diverse viewpoints within the context of these standards. As part of the nominee selection process for the Annual Meeting, the Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of our directors, who are each nominees for election at the Annual Meeting. The Governance Committee considered how each director contributed to the diversity of the Board. Based upon that review, the Governance Committee believes that the overall mix of their backgrounds contributes to a diversity of viewpoints that will enhance the quality of the Board’s deliberations and decisions.

In reviewing prospective nominees, the Governance Committee reviews the number of public-company Boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Under our Governance Guidelines, non-employee directors generally may not serve on more than four Boards of other publicly owned companies, provided that the service does not adversely affect the director’s ability to perform his or her duties as a Qumu director.
The Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.
Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. The Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.
Board Nominees for the 2018 Annual Meeting. The nominees for the Annual Meeting were selected by the Governance Committee in February 2017 using the standards identified in our Governance Guidelines that are discussed in this section under “Criteria for Nomination to the Board; Diversity Considerations.” In selecting Mr. Madison as a nominee, the Governance Committee determined that, because of his demonstrated availability to the Board and valuable contributions as a Board member, it is in the best interests of Qumu and its shareholders to waive the provisions of our Governance Guidelines relating to maximum age of a nominee. All nominees were elected by shareholders at our 2016 Annual Meeting. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance Committee may choose to do so in the future.
Shareholder Proposals for Nominees. The Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance Committee c/o the Secretary of Qumu Corporation and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frame described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals for 2018 Annual Meeting.”
Summary of Dolphin Agreement
On March 18, 2015, we entered into an agreement (the “Dolphin Agreement”) with Dolphin Limited Partnership III, L.P., Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”). We were previously party to an agreement with Dolphin dated March 18, 2013, as amended on October 31, 2013, that terminated by its terms. Below is a summary of certain provisions of the Dolphin Agreement relating to this 2017 Annual Meeting of Shareholders and beyond.
Under the Dolphin Agreement, if requested in writing by Dolphin, our Board of Directors was required to increase the authorized number of directors and appoint Donald T. Netter as a member of the Board of Directors, as well as appoint him to the Governance Committee and Compensation Committee. Pursuant to this provision of the Dolphin Agreement, we appointed Mr. Netter to the Board and to the Governance Committee and Compensation Committee on July 22, 2015 in response to a July 20, 2015 request. Because Mr. Netter was serving on the Board at the time the Governance Committee and Board determined the nominees for the 2016 Annual Meeting of Shareholders, the Dolphin Agreement required that Mr. Netter be considered as a nominee for the 2016 Annual Meeting using the same standards used for other Board nominees. In accordance with this provision of the Dolphin

Agreement, the Governance Committee selected Mr. Netter as a nominee for the 2016 Annual Meeting and was elected by the shareholders at the 2016 Annual Meeting.
While the Governance Committee was not required to consider Mr. Netter as a nominee for director for this 2017 Annual Meeting of Shareholders, the Governance Committee considered Mr. Netter as a nominee using the same standards used for other Board nominees.
Under the Dolphin Agreement, if at any time that Mr. Netter is serving on the Board, Dolphin sells common stock such that it ceases to beneficially own in the aggregate at least 4.5% of the then outstanding common stock, Mr. Netter must immediately submit his resignation as a Board member and as a member of any committee upon which he serves.
Under the Dolphin Agreement, Dolphin is also subject to standstill obligations until the later of the Initial Standstill Period (as defined in the Dolphin Agreement) or the date Mr. Netter ceases to serve on the Board.
Board Attendance at Board, Committee and Annual Shareholder Meetings
During 2016, the Board of Directors met fifteen times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he or she served during 2016. The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders. Four of the seven directors then serving attended the 2016 Annual Meeting of Shareholders.
Continuing Education
We have adopted a policy encouraging all Board members to seek out opportunities for further education on governance and public-company matters. During 2016, one member of the Board of Directors attended one or more such programs.
Communications With Directors
Shareholders may communicate with members of the Board by sending an e-mail to chair.director@qumu.com or by directing the communication in care of the Governance Committee Chair c/o Corporate Secretary, at the address set forth on the front page of this proxy statement. All communications will be received and processed by the Corporate Secretary. You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.
Code of Ethics
We have adopted a code of ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions. This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available by following the link to the Corporate Governance page of the Investors section of our website: www.qumu.com/company/investor-relations/corporate-governance. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on the page of our website identified above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.
In accordance with its Charter, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed under generally accepted auditing standards and Auditing Standard No. 16 of the Public Company Accounting Oversight Board (United States) which includes, among other items, matters related to the conduct of the audit of our financial statements and evaluation of the Company’s internal control over financial reporting. We have also discussed with KPMG LLP their independence and they have provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ending December 31, 2016.
By the Audit Committee of the Board of Directors:
Kimberly K. Nelson (Chair)
Daniel R. Fishback
Thomas F. Madison
Justin A. Orlando

EXECUTIVE OFFICERS
Set forth below is biographical and other information for our current executive officers. Information about Vern Hanzlik, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”
Peter J. Goepfrich, age 44, was appointed as our Chief Financial Officer effective May 18, 2015. Prior to joining us, Mr. Goepfrich was the Vice President and Chief Financial Officer, Small Business Services at Deluxe Corporation (NYSE: DLX), which provides a wide range of products and services for small businesses and financial institutions. Small Business Services is the largest segment of Deluxe in terms of revenue and operating income, with $1.1 billion in revenue and $188.3 million in operating income in 2014. In his role as Vice President and Chief Financial Officer for the Small Business Services segment, Mr. Goepfrich managed approximately 75 professionals in finance and accounting. From January 2012 to August 2014, Mr. Goepfrich served as the Chief Financial Officer of API Healthcare Corporation, a provider of on-premise software and SaaS-based workforce management solutions for the healthcare industry. While at API Healthcare, he had primary responsibility for the organization’s finance and accounting function, including financial reporting, financial planning and analysis, tax, and debt financing. He also played a leadership role over acquisition integration and operational matters such as product pricing, CRM and ERP implementation, facilities, and customer contracting. Mr. Goepfrich was a key member of the management team that led and negotiated the sale of API Healthcare to GE in February 2014. Prior to joining API Healthcare Corporation, Mr. Goepfrich was employed from August 2004 to January 2012 by Vital Images, Inc., a provider of advanced visualization and image analysis software solutions for use by medical professionals, in finance and accounting roles of increasing responsibility, including as its Chief Financial Officer beginning in January 2008. Prior to its sale to Toshiba in June 2011, Vital Images was a public company (Nasdaq: VTAL). At Vital Images, Mr. Goepfrich played a key role in external reporting, operational improvement, tax strategy, business development and equity offering, customer contracting, treasury and investing, investor relations and compensation planning activities. Mr. Goepfrich was employed by PricewaterhouseCoopers from September 1997 to August 2004, in various roles of increasing responsibility with a specialization in auditing technology companies. Mr. Goepfrich received a Bachelor of Arts degree in accounting from St. Mary’s University in Winona, Minnesota. Mr. Goepfrich is a certified public accountant (inactive).

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the named executive officers:

•	Vern Hanzlik, who was appointed as our Chief Executive Officer on October 19, 2015 and served as our President and Chief Executive Officer in 2016; and

•	Peter J. Goepfrich, who served as our Chief Financial Officer in 2016 after being appointed to that position on May 18, 2015.
This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each named executive officer during 2016, as reported in the compensation tables and accompanying narrative sections appearing on pages 26 to 28 of this proxy statement.
Executive Summary
Our compensation policies and determinations in 2016 were influenced by a variety of factors, most notably our efforts to reorient the pay programs for the named executive officers to the needs of our evolving software business and our continued efforts to align pay and performance. Highlighted below are some of our key compensation-related policies and decisions approved by the Compensation Committee relating to 2016 compensation to the named executive officers:

•
Refresh of Compensation Information. In March 2016, the Compensation Committee re-engaged a consultant, Radford, an Aon Hewitt company, to conduct an executive compensation review for 2016. The scope of the engagement included development of an updated peer group, benchmarking against the updated peer group, and development of long-term incentive alternatives. Given our evolving software business, changes in our peer group companies, and the fact that both of our executive officers were appointed to their current positions in 2015, the Compensation Committee believed that it was appropriate to refresh the compensation information against which it measured the competitiveness of our compensation programs and in particular, long-term incentive compensation we deliver to our executive officers.

•
No Change in Base Pay. The Compensation Committee did not change the base salaries for executive officers in 2016. For Mr. Hanzlik, the base pay reduction implemented in August 2015 continued in effect through the remainder of 2015, including after his appointment as Chief Executive Officer, and into 2016. Further, as was the case in 2014 and 2015, for the purposes of determining Mr. Hanzlik’s incentive pay opportunity under the short-term cash incentive compensation program for 2016 (the “2016 Incentive Plan”), the Compensation Committee used Mr. Hanzlik’s base salary not reflecting a cost of living adjustment that is in effect while he is living in California. When he was hired in 2015, Mr. Goepfrich’s annual base salary was set at $290,000 and this annual base salary was continued into 2016.

•	Focus on Performance-Based Incentives. As in prior years, our compensation policies and practices during 2016 were heavily influenced by a focus on pay for performance.
For 2016, the Compensation Committee changed the design of the 2016 Incentive Plan to provide that incentive pay as to all performance goals under the 2016 Incentive Plan was conditioned upon a minimum adjusted EBITDA (including expense associated with the 2016 Incentive Plan). The failure to achieve this adjusted EBITDA metric, even if other performance goals were achieved, would result in no incentive pay under the 2016 Incentive Plan. Our executive compensation programs continued to be designed to deliver market competitive compensation to our executive officers only when they individually deliver, and we as a company deliver, high performance. The Compensation Committee believes that variable, incentive-based compensation should constitute a meaningful portion of overall compensation for the named executive officers.

•
Equity Awards in 2016. The Compensation Committee made no equity awards to Messrs. Hanzlik or Goepfrich in 2016 and instead dedicated 2016 to thorough review, in consultation with Radford, of long-term incentive compensation to the executive officers.

•	Compensation Policies for 2016. In 2016, we maintained the compensation policies and compensation practices developed in prior years, which we believe contribute to good governance.
The 2007 Plan includes a broad recoupment or “clawback” provision, and clawback provisions are a standard part of our cash incentive compensation programs, including the 2016 Incentive Plan.  These clawback provisions require an executive officer to forfeit and allow us to recoup any payments or benefits received by the executive officer under these compensation plans under certain circumstances, such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer.
We have established specific stock ownership guidelines for executive officers and directors. Our stock ownership guidelines, along with the terms of our equity awards, encourage our executive officers and directors to build and maintain an ownership interest in our company.
Under the charter of the Compensation Committee, any compensation consultant is retained directly by, and reports to, the Compensation Committee. Our Compensation Committee reviews and considers the independence of a compensation consultant prior to engagement. Consistent with the charter, Radford was engaged by and reported to the Compensation Committee and the Compensation Committee reviewed Radford’s independence prior to engagement and determined that it was independent.
Our letter agreements with executive officers provide for severance payments only in cases of termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason. The agreement does not provide for “tax gross-up” payments. The post-termination benefits under the letter agreement are also conditioned upon compliance with the non-disclosure and non-competition agreements we have with the executive officers.

•
Response to 2016 Say-On-Pay Vote. The say-on-pay proposal we presented at the 2016 Annual Meeting of Shareholders received 91.6% approval. We believe this high approval rate reflects shareholder support for our efforts in the last several years to strengthen the connection between executive pay and performance.

Our Compensation Philosophy
Our philosophy with respect to the compensation of executive officers is based upon the following principles:

•	Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and

•
Variable compensation should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel and should provide incentives to improve performance and shareholder value.

The Compensation Committee reviews our compensation philosophy and our compensation programs regularly (no less than annually). The Compensation Committee’s review is two-fold: first, to ensure our philosophy and programs meet our objectives of providing compensation that attracts and retains executive talent and encourages our executive officers to achieve our business goals and second, to identify changes and trends in executive compensation policies and practices.

2016 Compensation Elements and Determinations
The Compensation Committee followed the guiding principles outlined above in the development and administration of compensation programs for the named executive officers. During 2016, the components of our executive compensation programs consisted of the following:

•	Base salary;

•	Short-term cash incentive compensation delivered through the 2016 Incentive Plan, the annual incentive plan for 2016; and

•	Long-term equity compensation.
The named executive officers were also eligible to participate in the same benefit programs as were available to our other employees. Because the Compensation Committee does not believe that personal benefits or perquisites are appropriate as a significant element of compensation, the value of perks to any named executive officer was less than $10,000 in 2016.
In addition to selecting the components of compensation, the Compensation Committee also determined the relative weight of each component for each of the named executive officers.  Performance-based, variable compensation is intended to be a meaningful portion of overall compensation. For 2016, the Compensation Committee continued its practice of weighting this type of compensation more heavily than fixed compensation, such as base salary.
See “Compensation Information and How it is Used in the Determining Compensation” below for an explanation of the information the Compensation Committee used in determining the elements of executive compensation and the potential compensation to the named executive officers in 2016.
2016 Base Salaries
In January 2016, the Compensation Committee determined not to change the annual base salary of Messrs. Hanzlik or Goepfrich for 2016. Accordingly, for 2016 Mr. Hanzlik’s annual base salary was $390,800 while he resides in California, reflecting an $82,000 adjustment approved in 2014 for the higher cost of living index of the San Francisco, California metropolitan area, and his unadjusted base salary of $308,800 was used for the purposes of calculating Mr. Hanzlik’s cash incentive pay opportunity under the 2016 Incentive Plan. For Mr. Hanzlik, his 2016 base salary continued to reflect the 5% reduction implemented in August 2015.
For 2016, Mr. Goepfrich’s annual base salary continued to be $290,000, the amount set at the time he was hired in May 2015. The amount set by the Compensation Committee approximates the 50th percentile of our benchmark peer group for the Chief Financial Officer position, as reported by Radford.
2016 Incentive Plan
Effective January 21, 2016, the Compensation Committee approved and the Board of Directors ratified the establishment of our short-term incentive program for 2016 (the “2016 Incentive Plan”) and set the cash incentive pay opportunities under the 2016 Incentive Plan for Mr. Hanzlik and Mr. Goepfrich.
Under the 2016 Incentive Plan, the Compensation Committee determined minimum, target and maximum amounts of three performance goals for 2016: core bookings, revenue and adjusted EBITDA, which were weighted 25%, 25% and 50%, respectively. Core bookings is defined as the dollar value of signed non-cancellable customer purchase commitments for the following categories: (i) perpetual licenses, (ii) subscription and support for less than one year terms, (iii) hardware, (iv) professional services and other, and (v) maintenance and support for less than one year terms. Revenue will be determined in conformity with U.S. generally accepted accounting principles. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization but excluding expense associated with equity based compensation. The Compensation Committee retained the discretion to include or exclude items from any of the three performance goals and to determine the amount of core bookings, revenue and adjusted EBITDA to be used in calculating incentive pay under the 2016 Incentive Plan.
Under the 2016 Incentive Plan, achievement of a performance goal at less than target level would result in proportionately decreasing incentive pay relating to that performance goal until the achievement failed to meet the minimum, at which point the executives would be entitled to no incentive pay with respect to that performance goal. Achievement of a performance goal at greater than target level would result in proportionately increasing incentive pay relating to that performance goal. However, under the 2016 Incentive Plan, the maximum incentive pay that could have been earned by an executive officer could not exceed 150% his incentive pay at the target level, even if actual performance exceeded the maximum level for any or all performance goals. Additionally, incentive pay as to all performance goals under the 2016 Incentive Plan was conditioned upon achievement of minimum adjusted EBITDA (including expense associated with the 2016 Incentive Plan). The failure to achieve this adjusted EBITDA metric, even if other performance goals were achieved, would result in no incentive pay under the 2016 Incentive Plan.
The Compensation Committee also approved the cash incentive pay that the executive officers could have earned under the 2016 Incentive Plan at the target level of achievement of each performance goal as a percentage of their respective salaries as follows: Mr. Hanzlik, 65%, and Mr. Goepfrich, 50%. At the maximum level of achievement, Mr. Hanzlik could have earned incentive pay of 97.5% of his base salary and Mr. Goepfrich could have earned incentive pay of 75% of his base salary.
As was the case for the 2015 Incentive Plan, for the purposes of determining any incentive pay under the 2016 Incentive Plan to Mr. Hanzlik, the Compensation Committee continued to use Mr. Hanzlik’s lower base salary unadjusted for the higher cost of living index in the San Francisco, California metropolitan area.
The 2016 Incentive Plan provided that all incentive amounts earned in 2016 would be paid in the first quarter of 2017. An executive officer must have been employed by us as of December 31, 2016 and as of the payment date in order to receive any incentive pay under the 2016 Incentive Plan unless otherwise provided in the letter agreement with the executive relating to severance and change in control benefits. Additionally, all incentive payments are subject to “clawback” to the extent required by federal law and the 2007 Plan. The Compensation Committee also evaluated compliance with the covenants of our credit agreement as part of its determinations regarding incentive pay under the 2016 Incentive Plan.
The Compensation Committee set the minimum core bookings and revenue under the 2016 Incentive Plan as reflecting no improvement over the prior year, but set the minimum adjusted EBITDA as reflecting an improvement of 61% over the prior year. The Compensation Committee expected improvement in adjusted EBITDA as a result of the significant expense reduction program implemented in the third quarter of 2015. The Compensation Committee set the target core bookings, revenue and adjusted EBITDA at levels reflecting significant growth over the prior year and consistent with our budget for 2016.
For 2016, our core bookings, revenue and adjusted EBITDA were $10,988,000, $31,682,000 and $(6,637,000), respectively. We did not achieve the minimum performance goals established by the Compensation Committee under the 2016 Incentive Plan relating to either core bookings or revenue. We achieved more than the minimum but less than the target adjusted EBITDA for 2016, resulting in a payout of 48% of the incentive amount attributable to this performance goal, which was weighted 50% among the performance goals of the 2016 Incentive Plan. Applying the weighting of the 2016 Incentive Plan to this level of achievement of adjusted EBITDA, Mr. Hanzlik earned $47,888 and Mr. Goepfrich earned $34,595 in incentive pay under the 2016 Incentive Plan.
2016 Equity Awards
During 2016, the Compensation Committee did not grant equity awards to either Mr. Hanzlik or Mr. Goepfrich.
In connection with his appointment as Chief Executive Officer, we granted Mr. Hanzlik an option to purchase 60,000 shares of our common stock in October 2015. We also granted Mr. Goepfrich at the same time an option to purchase 40,000 shares of our common stock. Even following these grants, the long-term equity compensation for Messrs. Hanzlik and Goepfrich continued to be below the 50th percentile of a peer group of companies as reported by the Compensation Committee’s consultant, Radford.
In light of these late 2015 grants and the burn rate and overhang challenges in delivering market competitive equity grants, the Compensation Committee dedicated 2016 to thorough review of long-term incentive compensation to the executive officers which was informed by the input from Radford. Radford’s March 2016 re-engagement included the development of long-term incentive alternatives for consideration by the Compensation Committee, as well as development of an updated benchmark peer group against which the Compensation Committee assessed the competitiveness of our long-term incentive compensation. The Compensation Committee’s consideration of the Radford alternatives over the balance of 2016 informed the stock option and restricted stock awards made to the executive officers in 2017 and the new performance stock unit component of the 2017 Incentive Plan.

Additionally, as part of its review of equity awards, the Compensation Committee reviewed the timing of grants of equity awards to both executives and non-executive officers. As a result of this review, the Compensation Committee recommended, and the Board of Directors approved, the alignment of the timing of granting annual equity grants to executives and non-executives described below under “Compensation Policies – Our Equity Granting Policy.”
Compensation Information and How it is Used in Determining Compensation
The Compensation Committee used information from a variety of sources in determining compensation for the named executive officers for 2016.

•
Use of Compensation Consultant. In March 2016, the Compensation Committee re-engaged Radford, an Aon Hewitt company, to help guide development of our executive compensation program in 2016 and into 2017. The Compensation Committee engaged Radford to prepare an executive compensation assessment, including development of an updated peer group, benchmarking of compensation (base salary, target bonus opportunity and annual long-term incentive delivery) against the updated peer group, and development of long-term incentive alternatives, including various equity vehicle mixes. The Compensation Committee also reviewed the executive compensation assessment developed by Radford for 2015 compensation and surveys, reports and other market data against which it measured the competitiveness of our compensation programs for 2016.

•
Input from Management. In determining compensation for executive officers, other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all other executive officers, the awards under the cash incentive compensation program, and the awards under the long-term equity program. The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2016 Incentive Plan. No executive officer, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, executive officers are invited to attend portions of meetings of the Compensation Committee. However, no executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such executive officer’s compensation.

•
CEO Performance Review. Annually, our Governance Committee establishes and oversees a process for the evaluation of the performance of the Chief Executive Officer by the whole Board, including a self-assessment by the Chief Executive Officer. The Compensation Committee then considers the results of that performance review in determining compensation of the Chief Executive Officer.

The Compensation Committee developed a benchmark peer group in 2015 as part of the comprehensive executive compensation assessment prepared by Radford and the Compensation Committee referred to the benchmarking information in that assessment to assess the competitiveness of certain elements of the 2016 executive compensation program and the need for adjustments for competitiveness. The 2015 benchmark peer group companies included:

Carbonite, Inc.	FireEye, Inc.	PDF Solutions, Inc.
Castlight Health, Inc.	Marin Software Incorporated	Proofpoint, Inc.
Digimarc Corporation	Marketo, Inc.	Qualys, Inc.
E2open, Inc.	Mavenir Systems, Inc.	Rally Software Development Corp.
eGain Corporation	Model N, Inc.	Trulia, Inc.

As a result of Radford’s executive compensation assessment, the Compensation Committee updated the benchmark peer group in mid-2016 and this updated peer group informed certain elements of the 2016 executive compensation program in the latter half of 2016 and into 2017. The 2016 benchmark peer group companies included:

A10 Networks, Inc.	Digi International Inc.	Model N, Inc.
Bazaarvoice, Inc.	eGain Corporation	PROS Holdings, Inc.
Carbonite, Inc.	Glu Mobile, Inc.	RetailMeNot, Inc.
Castlight Health, Inc.	Jive Software, Inc.	WANdisco, plc.
ChannelAdvisor Corp.	Marin Software Incorporated	Xactly Corporation
CYREN Ltd.	MobileIron Inc.	YuMe Inc.

While the Compensation Committee focused on the 50th percentile of the peer group for various elements of compensation in 2016, the Compensation Committee also considered experience, scope of position, individual performance, competitiveness and retention, our financial performance and position, our share price and market capitalization, and other factors when positioning elements of compensation to executive officers within the peer group. In general, each element of our compensation programs as compared to the 2016 benchmark peer group companies is between the 25th and 50th percentile.
Historically, the Compensation Committee has typically considered the following factors in addition to the information set forth above to determining the value of long-term equity incentive compensation: (i) previously made grants to the executive officer; (ii) progress toward meeting our stock ownership guidelines; (iii) the type of equity award and the standard terms of that type of award; (iv) our historical grant practices; (v) the potential cash compensation to the executive officer; and (vi) the position of the executive officer to ensure that those in positions of increased responsibility have an opportunity to receive a correspondingly larger portion of the overall value of long-term equity compensation for the year.
Compensation Policies

•
Executive Compensation Clawback Policy.  We added an expanded recoupment or “clawback” provision to the 2007 Plan that was approved by our shareholders at the 2011 Annual Meeting.  Additionally, we added clawback provisions to our cash incentive compensation program beginning with the program we adopted in 2011 and continuing for each incentive plan thereafter, including the 2016 Incentive Plan.  These clawback provisions require an executive officer to forfeit and allow us to recoup any payments or benefits received by the executive officer under these compensation plans under certain circumstances, such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer.

•
Equity Granting Policy. In February 2017, our equity granting policy changed such that awards of equity-based compensation to executive officers will be approved by the Compensation Committee at a regularly scheduled meeting at which the Compensation Committee determines incentive compensation for the immediately completed year and the compensation program for executive officers for the current year, typically scheduled in February of each year. In February 2017, the equity granting policy also changed the timing of awards of equity-based compensation to non-executive officer employees such that these will occur at the same time as awards to executive employees beginning in 2018. These changes in the equity granting policy are intended to more closely connect the timing of grants of equity awards to our performance in the just completed year, to ensure uniformity in the terms of the awards to executives and non-executives (for example exercise price), and to simplify administration of the

•
2007 Plan. In addition to annual awards, awards of equity-based compensation to newly hired employees or employees being recognized for their achievement may be made by the Compensation Committee or by the Chief Executive Officer under authority delegated by the Compensation Committee. For awards by the Compensation Committee to newly-hired employees or employees being recognized for their achievement, the grant date will be the later of (i) the first day of employment with Qumu or the date the employee is recognized for achievement, as the case may be, or (ii) the date the Compensation Committee takes action to approve the award. However, if this date is not within an open window period, the grant date will be the first day of the open window period following the latest of (i) and (ii). Likewise, for annual awards, the grant date will be the later of the date the Compensation Committee takes action to approve the award or the first day of the next open window period.

All stock options granted in 2016 have an exercise price of the fair market value of our common stock on the date of grant. The date of grant is determined under the 2007 Plan by reference to the closing market price of our common stock on the date the Compensation Committee meets (or takes action in writing in lieu of meeting) and determines the award recipient, the number of shares underlying stock option awards and the other material terms of the stock option grant, or such future date specified as the grant date by the Compensation Committee when all material terms of the stock option grant are determined.
The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.

Our policy is to grant equity awards at a time that Qumu’s directors and executive officers are not in possession of material, non-public information and during the periods of time that trading would be permitted under our trading policy, which is referred to above as an “open window period.”

•
Delegation of Limited Authority under 2007 Plan. The Compensation Committee has delegated authority to the Chief Executive Officer and Chief Financial Officer to grant equity awards under the 2007 Plan to employees who are not executive officers of Qumu. The delegation of authority is limited to new hire grants to any individual that corresponds to that persons’ position within Qumu, not to exceed the amount set by the Compensation Committee from time to time, if any, or 20,000 equity awards, and the delegation authority may not exceed, in the aggregate, the total amount established on an annual basis by the Compensation Committee. Equity awards mean stock options and restricted shares and unless otherwise determined by the Compensation Committee, grants of restricted shares shall reduce the limits set forth above on the basis of 2.5 equity awards for each restricted share granted. Further, the Chief Executive Officer and Chief Financial Officer must memorialize the terms of the award in a written form contemporaneously with his approval of the award and must advise the Compensation Committee of such awards at a Compensation Committee meeting following such award. The terms of option and restricted stock awards by the Chief Executive Officer and Chief Financial Officer must be those contained in our standard form of non-qualified stock option agreement or standard form of restricted stock agreement, respectively.

For awards by the Chief Executive Officer and Chief Financial Officer to newly-hired non-executive employees, the grant date will be the second Tuesday of the month following the employee’s start date, or if the Nasdaq Stock Market was closed on such second Tuesday, the next succeeding day on which the Nasdaq Stock Market is open for regular trading.

•
Stock Ownership Guidelines. In May 2006, we established stock ownership guidelines for our executive officers and directors. These guidelines are reviewed annually. The ownership guidelines for executive officers are based upon the following multiples of base pay, with the multiple depending upon management level: Chief Executive Officer, five times; President, Chief Operating Officer, Chief Technical Officer and Chief Financial Officer, three times; and all other executive officers, two times. In the event an individual holds positions in more than one management level, the multiple applicable to the highest management level applies to that individual. The ownership guideline for directors was three times the annual retainer (exclusive of meeting fees or other retainers) paid to directors by us. In February 2015, the Compensation Committee and Board determined to increase the ownership guideline applicable to directors to five times the annual retainer. Ownership levels will be determined by including stock acquired through open market transactions, employee stock purchase plan purchases (if any), shares granted under time vested restricted stock or restricted stock unit awards, shares earned under performance stock awards, as well as the in-the-money value of vested stock options. We recommend that executive officers and directors meet the applicable guidelines within five years of the date he or she first becomes subject to the guidelines and meet the applicable guidelines associated with an increase in his or her management level within five years of such change.

On February 16, 2017, the Compensation Committee reviewed the progress of the named executive officers and directors toward the ownership guidelines. As of that date, two of the three directors that were required to meet the ownership guidelines met them. Two other directors are required to meet the guidelines in 2018 and one is required to meet the guidelines in 2020. Mr. Hanzlik is first required to meet the ownership guidelines in 2019 at the 3x level and in 2020 at the 5x level. Mr. Goepfrich is not required to meet the ownership guidelines until 2020.

•
Post-Termination Compensation. Our practice has been to enter into a form of agreement relating to severance and change in control benefits with each person appointed by the Board as an executive officer. As of December 31, 2016, we were a party to such an agreement with Messrs. Hanzlik and Goepfrich.

The Compensation Committee believes that severance and change in control arrangements for the named executive officers are consistent with competitive pay practices, aid in the recruitment and retention of executive officers, and provide incentives for executive officers to grow our business and maintain focus on returning value to shareholders. The Compensation Committee believes that providing protection to executive officers whose employment is terminated in connection with a change in control strikes an appropriate balance among the interests of our executive officers and the interests of others in a change in control transaction. In particular, the Compensation Committee believes that these arrangements are appropriate in part because the benefits under the agreement are only payable upon termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason, and that the severance and change in control benefits are conditioned upon compliance with non-disclosure and non-competition agreements. See “Executive Compensation – Employment Arrangements with Named Executive Officers and Post-Employment Compensation” in this proxy statement for a discussion of the terms of the agreements with the named executive officers and the value of benefits payable under these agreements.

•
Engagement of Compensation Consultant.  Under its charter, the Compensation Committee has the sole authority to retain or replace the compensation consultant and the compensation consultant reports directly to the Compensation Committee.  In determining to retain any compensation consultant, the Compensation Committee will evaluate whether such compensation consultant has any conflict of interest in accordance with the charter of the Compensation Committee. Consistent with the charter, Radford was engaged by the Compensation Committee in March 2016 and reported to the Compensation Committee during its engagement. The Compensation Committee reviewed Radford’s independence prior to engagement and determined that it was independent.

Consideration of 2016 Say-on-Pay Vote
The say-on-pay proposal presented at the 2016 Annual Meeting of Shareholders received 91.6% approval by our shareholders. We continue to seek out and welcome feedback from shareholders relating to our compensation programs and practices. Based upon the 2016 Annual Meeting say-on-pay vote and the feedback subsequent to the 2016 Annual Meeting, we believe that shareholders support our efforts to strengthen the connection between executive pay and performance. The Compensation Committee looks forward to the say-on-pay vote at this 2017 Annual Meeting as a way to gain additional information as it considers executive compensation philosophy, policies and practices for the remainder of 2017 and beyond.

Report of the Compensation Committee
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.
The Compensation Committee has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2016 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the proxy statement for the 2017 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.
By the Compensation Committee of the Board of Directors:
Daniel R. Fishback (Chair)
Donald T. Netter
Robert F. Olson
Justin A. Orlando

Consideration of Risk in Compensation
The Compensation Committee believes that promoting the creation of long-term value discourages behavior that leads to excessive risk. The Compensation Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risks:

•	Our long-term equity incentives are at the discretion of the Compensation Committee and are granted pursuant to a disciplined process.

•
Stock options become exercisable over a four year period and remain exercisable for up to seven years from the date of grant, and restricted shares vest over periods up to four years, encouraging executives to look to long-term appreciation in equity values.

•	We balance short- and long-term decision-making with our annual cash incentive program and equity awards that vest over four years.

•	Because of our stock ownership guidelines, our executive officers could lose significant value if our stock price were exposed to inappropriate or unnecessary risks.

•
The metrics used to determine the incentive pay to a named executive officer under the 2016 Incentive Plan balance revenue and core bookings, top-line performance measures, against adjusted EBITDA, a bottom line performance measure. Further, incentive pay as to all performance goals under the 2016 Incentive Plan was funded by the availability of adjusted EBITDA (excluding expense associated with the 2016 Incentive Plan). In this way, we incentivize disciplined growth and prudent expense management.

•
The incentive pay amounts under the 2016 Incentive Plan cannot exceed 150% of the executive officer’s target amount, no matter how much performance exceeds the maximum levels of the performance goals. This feature was designed to limit windfalls.

•
Through our 2007 Stock Incentive Plan, the Compensation Committee has the right to “claw back” stock incentives or cash incentives from a participant or to seek repayment from a participant through a variety of means in certain circumstances such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer. These “claw back” features are applicable to the 2016 Incentive Plan.

•
Our corporate compliance systems and policies, which are overseen by the Audit Committee, further mitigate against excessive or inappropriate risk taking. For example, our insider trading policy prohibits executive officers from purchasing Qumu securities on margin, hedging Qumu securities, borrowing against any account in which Qumu securities are held, pledging Qumu securities as collateral for a loan, or engaging in monetization transactions.

Based on their consideration of these and other factors, the Compensation Committee concurred with our management’s determination that none of its compensation policies and practices is reasonably likely to have a material adverse effect on Qumu.

Summary Compensation Table
The following table shows, for each person serving as our Chief Executive Officer our and Chief Financial Officer in 2016 (together referred to as our “named executive officers”), information concerning compensation earned for services in all capacities during the years indicated.

Name and Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	All Other Compen- sation (4)	Total
Vern Hanzlik (5) President and Chief Executive Officer	2016	$390,800	$—	$—	$—	$47,888	$16,687	$455,375
	2015	$385,805	$—	$295,994	$83,721	$—	$7,313	$772,833
	2014	$316,962	$—	$305,000	$—	$162,536	$5,665	$790,163
Peter J. Goepfrich (6) Chief Financial Officer	2016	$290,000	$—	$—	$—	$34,595	$21,843	$346,438
	2015	$166,192	$40,000	$—	$459,136	$75,000	$368	$740,696

(1)	Consists of a hiring bonus that was required to be repaid by Mr. Goepfrich if his employment with Qumu terminated under certain circumstances prior to the one year anniversary of his start date.

(2)
Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)
Represents the amounts paid to the named executive officers under the short-term cash incentive compensation program for the year noted. All amounts are reported for the year in which the related services were performed, although may be paid in the following year.

(4)	Represents the following amounts:

Name	Year	Matching Contributions to 401(k) Plan	Insurance Premiums
Vern Hanzlik	2016	$8,061	$8,626
	2015	$6,653	$660
	2014	$4,688	$977
Peter J. Goepfrich	2016	$5,652	$16,191
	2015	$—	$368

(5)
Mr. Hanzlik began serving as our Chief Executive Officer on October 19, 2015. Mr. Hanzlik began serving as our Executive Vice President, an executive officer position, on March 13, 2014 and was promoted to President on December 12, 2014. Amounts presented for each of 2015 and 2014 include compensation to Mr. Hanzlik in all capacities for such year.

(6)	Mr. Goepfrich began serving as our Chief Financial Officer on May 18, 2015. Accordingly, information for 2015 represents a partial year.

Grants of Plan-Based Awards in 2016
The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ending December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Minimum	Target	Maximum
Vern Hanzlik	1/21/2016	$—	$200,720	$301,080	$—	—	$—	$—
Peter J. Goepfrich	1/21/2016	$—	$145,000	$217,500	$—	—	$—	$—

(1)
Represents incentive pay that may have been earned by the named executive officers under our 2016 Incentive Plan. Under the 2016 Incentive Plan, achievement of the performance goals at less than target level will result in a decreasing amount until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no incentive pay such that there is no “threshold” level of achievement. See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid under the 2016 Incentive Plan. For explanation of the 2016 Incentive Plan, refer to the description beginning on page 18 of this proxy statement under the heading of Compensation Discussion and Analysis entitled “2016 Compensation Elements and Determinations.”

(2)
Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning option and stock awards outstanding to the named executive officers at December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
Vern Hanzlik	100,000	—	$6.62	11/26/2019	—	—
	50,000	—	$6.92	12/10/2019	—	—
	15,000	45,000	$3.11	11/11/2022	—	—
	—	—	—	—	35,867	$85,363
Peter J. Goepfrich	32,500	97,500	$9.56	5/18/2022	—	—
	10,000	30,000	$3.11	11/11/2022	—	—

(1)
Options vest and become exercisable in equal installments on the first four anniversaries of the date of grant and the expiration date of each option is the seven-year anniversary of the date of grant of such option.

(2)
Value based on a share price of $2.38, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 30, 2016, the last business day closest to December 31, 2016.

2016 Options Exercised and Stock Vested
The following table sets forth certain information concerning options exercised and stock awards vested during 2016 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Vern Hanzlik	—	$—	16,955	$62,669
Peter J. Goepfrich	—	$—	—	$—

(1)
For option awards, represents the difference between the exercise price and the fair market value of our common stock on the respective dates of exercise and for stock awards, represents the number of shares vested multiplied by the fair market value of our stock on the vesting date.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation
Our practice has been to enter into a standard form of letter agreement relating to severance and change in control benefits (the “letter agreement”) with each person appointed by the Board as an executive officer. Messrs. Hanzlik and Goepfrich are parties to the letter agreement, which is summarized below.
The terms “cause,” “good reason,” and “change in control,” used in the letter agreement are defined as follows:

Term	Definition
Cause
•    The failure by the executive officer to use his or her best efforts to perform the material duties and responsibilities of his or her position or to comply with any material policy or directive Qumu has in effect from time to time, provided the executive officer shall have received notice of such failure and have failed to cure the same within thirty days of such notice.
•    Any act on the part of the executive officer which is harmful to the reputation, financial condition, business or business relationships of Qumu, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Qumu employee or harmful to the reputation or business relationships of the executive officer.
•    A material breach of the executive officer’s fiduciary responsibilities to Qumu, such as embezzlement or misappropriation of Qumu funds, business opportunities or properties, or to any of our customers, vendors, agents or employees.
•    Conviction of, or guilty plea or nolo contendere plea by the executive officer to a felony or any crime involving moral turpitude, fraud or misrepresentation.
•    A material breach of the executive officer’s Nondisclosure and Noncompetition Agreement with Qumu.

Good Reason
Good Reason for the twelve month period following a Change in Control shall mean, without your express written consent, any of the following:
(i) a material diminution of your authority, duties or responsibilities with respect to your position immediately prior to the Change in Control, or
(ii) a material reduction in your base compensation as in effect immediately prior to the Change in Control;
(iii) a material reduction in your opportunity to earn a cash bonus under the annual short-term incentive compensation plan of Qumu in which you participate as in effect immediately prior to the Change in Control (for the avoidance of doubt, specifically excluding any reduction in your opportunity to earn a cash bonus under any long-term incentive compensation plan of Qumu in which you participate);
(iv) a material reduction in the authority of the person to whom you report (or a change in your reporting directly to the Board of Directors, if applicable);
(v) a material change in the geographic location at which you must perform services for Qumu; and
(vi) any other action or inaction that constitutes a material violation of this Agreement by Qumu;
provided that no such termination for Good Reason shall be effective unless: (A) you provide written notice to the Chair of the Board of Directors of the existence of a condition specified in paragraphs (i) through (v) above within 90 days of the initial existence of the condition; (B) Qumu does not remedy such condition within 30 days of the date of such notice; and (C) you terminate your employment within 90 days following the last day of the remedial period described above.

Term	Definition
Change in Control
Change in Control of Qumu shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Qumu is then subject to such reporting requirement, including without limitation, if:
•    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Qumu representing 20% or more of the combined voting power of Qumu’s then outstanding securities (other than an entity owned 50% or greater by Qumu or an employee pension plan for the benefit of the employees of Qumu);
•    there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this letter agreement, constituted the Board of Directors of Qumu; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or
•    Qumu disposes of at least 75% of its assets, other than (X) to an entity owned 50% or greater by Qumu or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of Qumu immediately prior to the disposition in substantially the same percentage or (Y) as a result of a bankruptcy proceeding, dissolution or liquidation of Qumu.

The letter agreement provides that if the executive officer’s employment is terminated without cause (other than during the twelve month period following a change in control), the executive will be entitled to payments of the executive officer’s regular base salary for a period of twelve months. The executive officer will also be paid an amount equal to the average of the prior three calendar years’ short-term incentive bonus amount received by the executive. The short-term incentive bonus amount will be paid in twelve equal installments consistent with our regular payroll practices. We also will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.
If the employment of Messrs. Hanzlik or Goepfrich was terminated without cause as of December 31, 2016, we estimate that the value of the benefits under his respective agreements would have been as set forth below based upon his salary for 2016 and an amount equal to the average of the short-term incentive amounts for the three completed calendar years prior to December 31, 2016 (2015, 2014 and 2013) to the extent he was employed by us during those years.

	Termination Without Cause
Executive Officer	Base Salary Payments	Annual Incentive Payments	Insurance Premiums
Vern Hanzlik	$308,800	$120,637	$9,130
Peter J. Goepfrich	$290,000	$75,000	$17,064

Additionally, under the 2007 Plan, all stock options held by the named executive officers will immediately vest upon a change in control and if the agreements effectuating the change in control do not provide for the assumption or substitution of restricted stock awards, the restrictions will lapse on the restricted stock to the extent these restrictions have not already lapsed under the terms of the restricted stock award agreement.
Under the letter agreements, if a change in control occurs, but the named executive officer’s employment is not terminated within twelve months of the change in control, the executive is not entitled to any payment or benefit under the letter agreements.

If a change in control occurred as of December 31, 2016, we estimate that the value of the benefits to Messrs. Hanzlik and Goepfrich under the 2007 Plan would have been as set forth below based upon his respective stock option and restricted stock holdings at December 31, 2016.

	Change in Control (Without Termination of Employment)
Executive Officer	Value of Accelerated Vesting of Stock Options (1)	Value of Accelerated Lapse of Restrictions on Restricted Stock (1)
Vern Hanzlik	$—	$85,363
Peter J. Goepfrich	$—	$—

(1)
Value based on a share price of $2.38, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 30, 2016, the last business day closest to December 31, 2016. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. Value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated.

The letter agreement provides that if a change in control occurs and within twelve months of the change in control the named executive officer’s employment is terminated by us without cause or by the executive for good reason, we must pay the executive a cash severance payment. The severance payment is payable within sixty days of the date of termination and will be equal to 100% of the sum of the executive’s annual base salary and his “target bonus” in effect on such date (without giving effect to any reduction that results in the executive’s termination for good reason). The “target bonus” is the cash amount under all our short-term annual incentive compensation plans in which the executive participates, waiving any condition for payment to the executive and assuming that the performance goals for the period were achieved at the 100% level. We will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.
Also as stated above, under the 2007 Plan all stock options held by the executive will immediately vest upon a change in control and if the agreements effectuating the change in control do not provide for the assumption or substitution of restricted stock awards, the restrictions will lapse on the restricted stock to the extent these restrictions have not already lapsed under the terms of the restricted stock award agreement.
If, within twelve months of a change in control, the employment of Messrs. Hanzlik and Goepfrich was terminated without cause or for good reason as of December 31, 2016, we estimate that the value of the benefits under the letter agreements and the 2007 Plan to a named executive officer would have been as set forth below based upon (i) his salary for 2016, (ii) target incentive pay for 2016, (iii) his respective stock option and restricted stock holdings at December 31, 2016.

	Termination Without Cause or For Good Reason Within 12 Months of a Change in Control
Executive Officer	Severance Payments	Insurance Premiums	Value of Accelerated Vesting of Stock Options (1)	Value of Accelerated Lapse of Restrictions on Restricted Stock (1)
Vern Hanzlik	$509,520	$9,130	$—	$85,363
Peter J. Goepfrich	$435,000	$17,064	$—	$—

(1)
Value based on a share price of $2.38, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 30, 2016, the last business day closest to December 31, 2016. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. Value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated.

These salary continuation and change in control benefits are conditioned upon the named executive officer’s execution of a general release and compliance with a nondisclosure and non-competition agreement. Further, in the event that the vesting of options upon a change in control, together with all other benefits provided by the letter agreement, would result in all or a portion of such amount being subject to excise tax then the executive will be entitled to either the full amount of the payments or value of benefits under the letter agreement or such lesser amount as determined by us that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the named executive officer of the greatest amount on an after-tax basis. In calculating the amounts described above, we assumed that the full amount of the payments or value of benefits under the letter agreement would provide the greatest after-tax benefit to the named executive officers.
Additionally, if the amounts payable under the letter agreement would be subject to the requirements of Section 409A of the Internal Revenue Code, we may amend the letter agreement as we may determine, including to delay the start of any payment as provided in the letter agreement, amend the definition of change in control, and amend the definition of disability. In the event any such payment is so delayed, the amount of the first payment to the executive officer will be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided. In calculating the amounts described above, we assumed that no amount payable to the named executive officers under the letter agreement is subject to the requirements of Section 409A of the Internal Revenue Code.
If the named executive officer resigns (other than for good reason during the twelve month period following a change in control), if we terminate the named executive officer’s employment for cause, or if the named executive officer’s employment terminates as a result of death or disability, the named executive officer is entitled to receive the named executive officer’s base salary accrued but unpaid as of the date of termination, but is not entitled to receive any salary continuation benefit thereafter.

PROPOSAL 2:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
At the time of the 2011 Annual Meeting of Shareholders, our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every year until the next time shareholders are required to cast an advisory vote on the frequency of the say-on-pay vote. Accordingly, we are asking our shareholders to cast an advisory vote on named executive officer compensation at this 2017 Annual Meeting.
Our compensation policies and determinations in 2016 were influenced by a variety of factors, most notably the development of pay programs for the named executive officers (both of whom were appointed to their current positions in 2015) that reflect the key metrics of our business, and our continued efforts to align pay and performance.
Shareholders are encouraged to read the Executive Compensation section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about 2016 compensation of our named executive officers. Shareholders are also encouraged to read “Executive Compensation – Compensation Discussion and Analysis – Consideration of 2016 Say-on-Pay Vote” for an explanation of the impact of last year’s say-on-pay vote.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of Qumu Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in Qumu’s proxy statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this proxy statement.
Approval of this Proposal 2 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 2. Proxies will be voted in favor of this proposal unless otherwise indicated.

While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information to us that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of 2017 and beyond.
The Board of Directors Recommends
Shareholders Vote FOR
Proposal 2: Advisory Vote on Executive Compensation
_______________________

PROPOSAL 3:
ADVISORY VOTE ON FREQUENCY OF
FUTURE NAMED EXECUTIVE OFFICER COMPENSATION VOTES
This Proposal 3 allows our shareholders the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers (i.e. the “say-on-pay” vote), such as Proposal 2 included on the prior page of this proxy statement. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every year, every two years, or every three years.
Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company, and therefore our Board of Directors recommends that you vote for “1 YEAR” as the frequency for future advisory votes on executive compensation.
In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their timely input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement. Our Board of Directors also believes that an annual vote will allow us to timely respond to shareholders’ feedback in our future compensation programs.
Shareholders may cast a vote on their preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting when they vote in response to the resolution set forth below.
RESOLVED, that the shareholders of Qumu Corporation determine, on an advisory basis, that the frequency of future advisory votes on the compensation of the named executive officers as set forth in the Company’s proxy statement is:
Every year    –    1 YEAR
Every 2 Years    –    2 YEARS
Every 3 Years    –    3 YEARS
The option of every year, every two years or every three years that receives a plurality of the votes cast at the Annual Meeting by shareholders voting on Proposal 3 will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.
While this vote is advisory, and not binding on the Board of Directors, the Board of Directors will carefully consider the outcome of the vote in determining the frequency of future advisory votes on named executive officer compensation.
The Board of Directors Recommends Shareholders Vote 1 YEAR on
Proposal 3: Advisory Vote on Frequency of Future
Executive Compensation Advisory Votes
_______________________

DIRECTOR COMPENSATION
Our non-employee directors received the following amounts for Board and committee service during 2016:

•	an annual retainer of $38,000;

•	an additional retainer of $16,000 for our non-executive Chairman of the Board, currently Robert F. Olson;

•	an annual retainer of $6,000, $4,000 and $3,000 for members of the Audit, Compensation and Governance Committees, respectively; and

•	an additional annual retainer of $8,000, $8,000 and $3,000 for the chairs of the Audit, Compensation and Governance Committees, respectively.
For directors who are not employees, the 2007 Plan provides for a grant of a discretionary number of shares of restricted stock, restricted stock units, or non-qualified stock options or a combination of any on each director’s election and re-election at the annual shareholder meeting, not to exceed 25,000 shares. Under this provision of the 2007 Plan, each non-employee director elected or re-elected at the 2016 Annual Meeting, Messrs. Fishback, Madison, Netter, Olson and Orlando, and Ms. Nelson, received 20,000 restricted stock units. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vest in full on the first business day prior to the Annual Meeting of Shareholders next following the date of grant provided the director continues to provide services to us on that date, subject to certain exceptions. Directors may elect to defer receipt of the shares to the earlier of January 1 of the 3rd to 10th year following the date of grant or the first January 1 following the date of separation of service from Qumu. Any restricted stock units the director does not elect to defer will be paid within 90 days following the date the restricted stock units first vest.
Based upon the recommendation of the Compensation Committee, the Board approved on February 17, 2017 an award of restricted stock units under the 2007 Plan to each non-employee director re-elected at the Annual Meeting. The grant date will be the date of the Annual Meeting and the number of shares underlying the restricted stock unit award will be equal to $80,000 divided by the fair market value of our common stock on the grant date, rounded down to the nearest whole share, up to a maximum of 25,000 shares. These restricted stock units will be subject to the same vesting terms and deferral option as those granted in connection with the 2016 Annual Meeting.
The following table shows the cash and other compensation paid by us to each of our directors for 2016. Vern Hanzlik, who served as a director and executive officer in 2016, did not receive compensation as a director during 2016. For 2016, the retainers for Mr. Netter’s service were paid to Dolphin at Mr. Netter’s direction and are reflected below.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Daniel R. Fishback	$56,000	$79,998	$135,998
Thomas F. Madison	$50,000	$79,998	$129,998
Kimberly K. Nelson	$55,000	$79,998	$134,998
Donald T. Netter	$45,000	$79,998	$124,998
Robert F. Olson	$61,000	$79,998	$140,998
Justin A. Orlando	$48,000	$79,998	$127,998

(1)	Represents cash retainer and meeting fees for 2016 as described above.

(2)
Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K for that year.

The aggregate number of shares underlying stock options outstanding at December 31, 2016 held by directors then serving was: Mr. Hanzlik, 210,000 shares; Mr. Fishback, no shares; Mr. Madison, 19,500 shares; Ms. Nelson, no shares; Mr. Netter, no shares; Mr. Olson, no shares; and Mr. Orlando, no shares. Each of these directors, with the exception of Mr. Hanzlik, also held 20,000 unvested restricted stock units as of December 31, 2016 that will vest on May 10, 2017, the first business day prior to this Annual Meeting, subject to deferral elections described above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since the beginning of 2016, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.
The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.
We have adopted a related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest.  Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers, director compensation to be reported in our proxy statement;

•	payment of ordinary expenses and business reimbursements;

•
transactions with related companies in which the dollar amount does not exceed $120,000 if the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;

•
charitable contributions in which the dollar amount does not exceed $10,000 or 2% of the charitable organization’s receipts where a related party’s only relationship to the charity is as an employee (other than an executive officer) or a director;

•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification;

•	transactions in which our shareholders receive proportional benefits; and

•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.
The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction.  If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction.  The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;

•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the related party transaction is material to us;

•	the role the related party has played in arranging the transaction;

•	the structure of the related party transaction;

•	the interests of all related parties in the transaction;

•	the extent of the related party’s interest in the transaction; and

•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of a class of our equity securities, are required to report their ownership of our equity securities and any changes in such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any delinquent filing of such reports and any failure to file such reports during the year ending December 31, 2016.
Based upon information provided by our officers and directors, we believe that all officers, directors and 10% shareholders filed all reports on a timely basis in year 2016, except that Mr. Hanzlik was one day late in filing a Form 4 relating to a disposition of shares to us upon vesting of restricted stock.
PROPOSAL 4:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017 and to perform other appropriate audit-related and tax services. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of KPMG LLP as our independent registered public accounting firm for ratification. In the event the shareholders do not ratify the reappointment of KPMG LLP, the Audit Committee will reconsider the selection.
The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote is required to approve the ratification of the appointment of the independent public accounting firm, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Proxies will be voted in favor of this proposal unless otherwise indicated.
The Board of Directors Recommends
Shareholders Vote FOR
Proposal 4: Ratification of the Appointment of KPMG LLP
_______________________

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as its independent registered public accounting firm for Qumu’s year ending December 31, 2017 and has asked the shareholders to ratify such appointment. Representatives of KPMG LLP, which has served as our independent auditors since 1989, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
Accountant Fees and Services
The following is an explanation of the fees billed to us by KPMG LLP for the following categories of professional services rendered for the years ended December 31, 2016 and December 31, 2015:

	Fees
Category	2016	2015
Audit fees (1)	$512,000	$618,000
Audit related fees (2)	24,500	—
Tax services (3)	95,300	115,944
Other (4)	1,780	1,650
Total	$633,580	$735,594

(1)
Services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, work relating to our internal controls over financial reporting and, for 2015, the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Assurance and related professional services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.”

(3)	Services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns.

(4)	Fees other than those described above.
Audit Committee Pre-Approval Procedures
We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $25,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.
All of the services described above for 2016 were pre-approved by the Audit Committee or a member of the Audit Committee before KPMG LLP was engaged to render the services.
SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2018 Annual Meeting of Shareholders, the proposal must be received by the Secretary of Qumu Corporation in writing at our corporate offices, 510 1st Avenue North, Suite 305, Minneapolis, Minnesota 55403, no later than December 13, 2017.
Pursuant to our bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 13, 2017. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the section of this proxy statement entitled “Corporate Governance — Director Nominations” and in our bylaws. If we receive notice of a shareholder proposal after December 13, 2017, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2017 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER BUSINESS
At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Vern Hanzlik
President and Chief Executive Officer
Minneapolis, Minnesota
April 12, 2017

QUMU CORPORATION
510 1ST AVE. NORTH, SUITE 305
MINNEAPOLIS, MN 55403

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/QUMU2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27163-P85697 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUMU CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Vern Hanzlik
02) Robert F. Olson
03) Daniel R. Fishback
04) Thomas F. Madison
05) Kimberly K. Nelson
06) Donald T. Netter
07) Justin A. Orlando

The Board of Directors recommends you vote FOR proposals 2 and 4 and 1 YEAR on proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. To approve, on a non-binding basis, the frequency of future executive compensation advisory votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E27164-P85697

QUMU CORPORATION
Annual Meeting of Shareholders
Thursday, May 11, 2017 10:30 a.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Vern Hanzlik and Peter Goepfrich, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Qumu Corporation Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m. Central Daylight Time, via a virtual meeting that will be webcast and can be accessed at www.virtualshareholdermeeting.com/QUMU2017, on May 11, 2017 or any adjournment thereof, with all powers that the undersigned would possess if attending the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V1.2